Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Franklin Wireless Corp.

9707 Waples St. Suite 150

San Diego, California 92121

We consent to the incorporation by reference in this registration Statement of Franklin Wireless Corp. on Form S-8 to be filed on or about October 4, 2021 of our audit reports dated September 28, 2021, on our audit of the consolidated financial statements as of June 30, 2021 and for the year then ended and on our audit of internal control over financial reporting as of June 30, 2021, which reports were included in the Annual Report on Form 10-K filed on September 28, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Benjamin & Ko

Santa Ana, California

October 4, 2021